CF Bankshares Inc. Annual Stockholders Meeting Wednesday May 27, 2026 Columbus Cleveland Cincinnati Akron Indianapolis

Forward Looking Statements Comments made in this presentation include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in good faith by us. Forward-looking statements include but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, expense or savings, credit quality, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of CF Bankshares Inc. (the “Holding Company”) or CFBank, National Association (“CFBank”); (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements.  For factors that could cause actual results to differ from our forward-looking statements, please refer to the “Risk Factors” in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the SEC.

CFBank’s strength has always been the ability to compete successfully with regional banking competitors for high-quality commercial banking relationships. At its core, CFBank is a sophisticated, relationship-driven Commercial Bank. Core Commercial loan growth during Q1 2026 totaled approximately $45 million, representing a 15% annualized growth rate, after overcoming nearly $100 million in loan payoffs and amortization. Loan payoff activity is expected to decline meaningfully throughout the remainder of 2026. CFBank nearly doubled the size of its Commercial Banking Team during 2025, expanding new business production capability and market coverage. Loan and deposit pipelines continue to expand as a result of adding proven banking talent, setting the table for stronger growth. The table is set to accelerate the growth of our Commercial Bank. CFBank Well Positioned to Scale, Go Forward

CFBank expects continued growth in residential mortgage loan volumes, along with increased Gain-on-Sale fee income contribution, through adding Mortgage Loan Officers with proven production records. CFBank has strategic initiatives in place, including targeted rate buydown programs designed to incentivize refinancing of the lower-rate mortgage portfolio loans with the objective of converting these loans into higher yielding earning assets. CFBank Residential Mortgage

CFBank continues to identify opportunities for margin expansion while navigating pricing pressures from some larger deposit relationships. The bank remains focused on attracting full-relationship commercial lending and Treasury Management customers. Which includes non-interest bearing deposits and fee income. CFBank Margin

CFBank expects increased earnings contributions from continued growth across its fee income businesses, including: Treasury Management services SWAP fee income Mortgage Gain-on-Sale revenue CFBank Fee Income

CFBank maintains a presence across five major metro markets, providing a strong foundation for opportunity and market share growth. Significant upside opportunity remains for market share expansion across all five markets. CFBank is a full-service National Charter Commercial Bank with a proven track record of delivering above-industry-average growth. Current Book Value: $28.20 as of 3/31/2026. CFBank — A growth-focused, full-service, boutique bank with a unique footprint, across five major markets. CFBank Uniquely Positioned